EXHIBIT 99.1

NEWS RELEASE

RANGE ANNOUNCES PRICING OF INCREASED COMMON STOCK OFFERING

FORT WORTH, TEXAS, JUNE 9, 2005...RANGE RESOURCES CORPORATION (NYSE: RRC) announced today that it has priced a public offering of 4.0 million shares of its common stock at a price to the public of $24.77 per share, which was the last sales price reported on the NYSE yesterday. All shares are being sold by Range. Proceeds from the offering are expected to be used to partially fund the recently announced acquisition of Permian Basin properties. If the acquisition is not completed, the net proceeds will be used for general corporate purposes. Range also has granted the underwriters a 30-day option to purchase up to 600,000 additional shares of its common stock solely to cover over-allotments, if any. Range expects the issuance, delivery and settlement of shares to occur on June 14, 2005.

The offering is being led by J.P. Morgan Securities Inc. and Friedman, Billings, Ramsey & Co., Inc. as joint book-runners. Co-managers in the underwriting group are Johnson Rice & Company L.L.C.; KeyBanc Capital Markets; Raymond James & Associates, Inc.; Wachovia Capital Markets, L.L.C.; Calyon Securities (USA) Inc.; Deutsche Bank Securities Inc.; Harris Nesbitt Corp. and Petrie Parkman & Co., Inc. A prospectus supplement related to the public offering is being filed with the Securities and Exchange Commission today and copies of the prospectus supplement relating to the offering may be obtained from the offices of J.P. Morgan Securities Inc., Chase Distribution & Support Service, 1 Chase Manhattan Plaza, Floor 5B, New York, NY 10081 (copies can also be obtained by e-mail at: AddressingServices@jpmchase.com) or by submitting requests to The Prospectus Department, Friedman, Billings, Ramsey & Co., Inc., 1001 19th Street, North Arlington, Virginia 22209 (telephone — (703) 469-1023).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state. The offering may be made only by means of a prospectus and related prospectus supplement.

RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent oil and gas company operating in the Southwestern, Appalachian and Gulf Coast regions of the United States.

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include estimates and give our current expectations or forecasts of future events. Although we believe our forward-looking statements are reasonable, they can be affected by inaccurate assumptions or by known or unknown risks and uncertainties, which can cause actual results and occurrences to differ materially than is stated herein.

2005-20

Contact:	Rodney Waller, Senior Vice President
Karen Giles
(817) 870-2601
www.rangeresources.com